As filed with the Securities and Exchange Commission on June 26, 1998

                                                      Registration No. 811-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                      ------------------------------------


                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



                      ------------------------------------


                         THE EUROPEAN EQUITY FUND, INC.
                                     (Name)


                   125 Broad Street, New York, New York 10004
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))

                                 (212) 558-4000
                    (Telephone Number (including Area Code))

                               John T. Bostelman
                              Sullivan & Cromwell
                   125 Broad Street, New York, New York 10004
               (Name and Address of Agent for Service of Process)


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES |_| NO |X|


================================================================================

ITEM 1.

         The exact name of Registrant is "The European Equity Fund, Inc."


ITEM 2.

         Formation under the laws of the State of Maryland as of June 25, 1998.


ITEM 3.

         Registrant is a corporation.


ITEM 4.

         Registrant is a "management company" within the meaning of Section 4(3) of the Investment Company Act of 1940, as amended (the "1940 Act").


ITEM 5.

         (a)      Registrant is a "closed-end company" within the meaning of
                  Section 5(a)(2) of the 1940 Act.

         (b) Registrant is registering as a "non-diversified company" within the meaning of Section 5(b)(2) of the 1940 Act.


ITEM 6.

         Registrant has not yet engaged an investment adviser.


ITEM 7.

John T. Bostelman             Sole Director             125 Broad Street
                              President                 New York, New York 10004

Frank Ochsenfeld              Secretary                 125 Broad Street
                                                        New York, New York 10004

ITEM 8.

         Not applicable.


ITEM 9.

     (a) No. Registrant is not currently issuing and offering its securities directly to the public.

     (b)  Not applicable.

     (c) No. Registrant does not presently propose to make a public offering of its securities.

     (d) No. Registrant does not currently have any securities issued and outstanding.

     (e)  Not applicable.


ITEM 10.

         Registrant does not currently have any assets.


ITEM 11.

         No. Registrant has not applied, and does not intend to apply, for a license to operate as a small business investment company under the Small Business Investment Act of 1958.


ITEM 12.

         Not applicable.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE INVESTMENT COMPANY ACT OF 1940, THE REGISTRANT HAS CAUSED THIS NOTIFICATION OF REGISTRATION TO BE DULY SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERETO DULY AUTHORIZED, IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 26TH DAY OF JUNE, 1998.

                                            THE EUROPEAN EQUITY FUND, INC.


                                             By /s/ John T. Bostelman
                                               --------------------------------
                                               John T. Bostelman
                                               Director




Attest: /s/ Frank Ochsenfeld
        --------------------------
        Frank Ochsenfeld
        Secretary